Exhibit 10.4

ALLEGHANY CORPORATION

Success Shares Award Agreement

This Success Shares Award Agreement (this “Agreement”), dated as of March 6, 2012, between Alleghany Corporation, a Delaware corporation (“Alleghany”), and Joseph P. Brandon (the “Participant”).

R E C I T A L S :

WHEREAS, pursuant to the terms of the letter agreement by and between Alleghany and the Participant, dated as of November 20, 2011 (the “Letter Agreement”), the Participant is entitled to a grant of Success Shares (as defined in the Letter Agreement) on the Effective Date (as defined in the Letter Agreement) in recognition of the services he provided as a consultant relating to the Merger prior to the Effective Date; and

WHEREAS, in connection with the closing of the transactions contemplated by the Agreement and Plan of Merger by and among Alleghany, Shoreline Merger Sub, LLC (now Shoreline Merger Sub, Inc.) and Transatlantic Holdings, Inc. (the “Merger”), dated as of November 20, 2011, the Company will grant Success Shares to the Participant on the Effective Date;

NOW, THEREFORE, to evidence the Success Shares to be so granted to the Participant, the Company hereby agrees as follows:

Section 1. Success Shares Award. On the Effective Date (the “Date of Grant”), Alleghany will grant to the Participant, on the terms and conditions hereinafter set forth, a grant of 11,137 fully vested and non-forfeitable shares of Alleghany common stock under the 2007 Long-Term Incentive Plan. The applicable terms of the Plan are incorporated herein by reference. Any terms used but not defined herein shall have the meanings ascribed thereto in the Plan. Any ambiguity between any term used in this Agreement and a term used in the Plan shall be resolved in favor of and in accordance with the term used in the Plan.

Section 2. Restrictions on Transfer. The Success Shares shall not be transferable by the Participant by means of sale, assignment, exchange, encumbrance, pledge, hedge, hypothecation or otherwise until the earliest to occur of (i) the third anniversary of the Date of Grant, (ii) the termination of the Participant’s employment with Alleghany for any reason including death and Total Disability (as defined in the Letter Agreement), and (iii) a merger approved by the Board of Directors of Alleghany effectuated by a tender offer or other major corporate transaction approved by the Board of Directors of Alleghany with respect to Common Stock. Once transferable, any disposition by the Participant shall be made in compliance with all applicable securities laws and policies of Alleghany. The Participant hereby represents and warrants to Alleghany that the Success Shares are being acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same.

Section 3. Custody and Delivery of Shares. Alleghany shall hold the certificate or certificates representing the Success Shares subject to this Award until such Success Shares have become transferable pursuant to Section 2 hereof. Upon the Success Shares becoming transferable pursuant to Section 2 hereof, Alleghany shall deliver or cause to be delivered the certificate or certificates representing such Success Shares to the Participant.

Section 4. Rights as a Stockholder. Subject to the otherwise applicable provisions of the Plan and this Agreement, the Participant will have all rights of a stockholder of the shares of Common Stock in respect of which the Success Shares are granted to the Participant hereunder, including the right to vote the shares and receive all dividends and other distributions paid in respect thereof.

Section 5. Tax Withholding. The Participant is solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to the receipt of Success Shares, and under no circumstances whatsoever, including without limitation, for the purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act and Federal and state income tax withholding, will the Participant be deemed to be an employee of the Company with respect to the grant of the Success Shares.

Section 6. Entire Agreement. This Agreement contains the entire understanding of Alleghany and the Participant with respect to the subject matter hereof. Any amendment or modification of this Agreement shall not be binding unless in writing and signed by Alleghany and the Participant.

Section 7. Governing Law. This Agreement shall be governed by and enforceable in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

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IN WITNESS WHEREOF, the Participant has duly executed this Agreement and Alleghany has duly caused this Agreement to be executed in its name and on its behalf, all as of March 6, 2012.

ALLEGHANY CORPORATION

By:	/s/ Weston M. Hicks
Weston M. Hicks
President and Chief Executive Officer

PARTICIPANT

/s/ Joseph P. Brandon
Joseph P. Brandon